Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Completes Subsequent Offering Period of Tender Offer for Mobileye

Mobileye Files to Delist from the NYSE

SANTA CLARA, Calif., and JERUSALEM, August 22, 2017 – Intel Corporation (NASDAQ: INTC) and Mobileye N.V. (NYSE: MBLY) today announced the expiration of the subsequent offering period of Intel’s previously announced tender offer to purchase all of the outstanding ordinary shares of Mobileye.

The subsequent offering period expired at 11:59 p.m., New York City time, on August 21, 2017. Based on information provided by the American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of 216,757,856 Mobileye ordinary shares (including Mobileye ordinary shares tendered during the initial offering period), representing approximately 97.3% of the outstanding Mobileye ordinary shares, had been validly tendered and had not been validly withdrawn as of 11:59 p.m., New York City time, on August 21, 2017. Intel immediately accepted for payment and has promptly paid (or will promptly pay) for all ordinary shares that were validly tendered during the subsequent offering period in the same form and amount as the offer consideration paid in the initial offering period.

On August 21, 2017, Mobileye filed a Form 25, Notification of Removal from Listing and/or Registration under Section 12(b) of the U.S. Securities Exchange Act of 1934 (as amended, the “Exchange Act”) with the U.S. Securities and Exchange Commission (the “SEC”) to notify the SEC of the delisting of Mobileye’s ordinary shares from the New York Stock Exchange (the “NYSE”). Delisting from the NYSE is expected to become effective 10 days after the filing date of the Form 25 on August 31, 2017. Following delisting from the NYSE, Mobileye ordinary shares will not be listed or registered on another national securities exchange. Delisting is likely to reduce significantly the liquidity and marketability of any Mobileye ordinary shares that have not been tendered pursuant to the tender offer. Mobileye also intends to deregister its ordinary shares under the Exchange Act and to suspend its reporting obligations under the Exchange Act upon satisfaction of the applicable requirements for deregistration.

Intel plans to initiate a statutory proceeding before the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) for the compulsory acquisition (uitkoopprocedure) of non-tendered shares as provided by Dutch law in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code. In such a proceeding, the Enterprise Chamber will determine a cash price to be paid for such shares (which may be greater, equal to or less than the offer consideration), which Intel will request be equal to the offer consideration.

About Intel

Intel expands the boundaries of technology to make the most amazing experiences possible. Information about Intel can be found at newsroom.intel.com and intel.com.

About Mobileye, an Intel Company

Mobileye, an Intel Company, is the global leader in the development of computer vision and machine learning, data analysis, localization and mapping for Advanced Driver Assistance Systems and autonomous driving. Mobileye’s technology keeps passengers safer on the roads, reduces the risks of traffic accidents, saves lives and has the potential to revolutionize the driving experience by enabling autonomous driving. Mobileye’s proprietary software algorithms and EyeQ® chips perform detailed interpretations of the visual field in order to anticipate possible collisions with other vehicles, pedestrians, cyclists, animals, debris and other obstacles. Mobileye’s products are also able to detect roadway markings such as lanes, road boundaries, barriers and similar items; identify and read traffic signs, directional signs and traffic lights; create a RoadBook™ of localized drivable paths and visual landmarks using REM™; and provide mapping for autonomous driving. Mobileye’s products are or will be integrated into car models from more than 25 global automakers. Mobileye’s products are also available in the aftermarket.

Forward-Looking Statements

This document contains forward-looking statements related to the proposed transaction between Intel and Mobileye, including statements regarding the benefits and the timing of the transaction as well as statements regarding the companies’ products and markets. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on management’s expectations as of the date they were first made and involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, the uncertainty of regulatory approvals; risks and uncertainties related to Mobileye’s delisting from the NYSE and suspension of Mobileye’s reporting obligations under the Exchange Act; the ability of the parties to consummate the transactions and their plans described in this press release in the time expected or at all; the ability of Intel to successfully integrate Mobileye’s business; the market for advanced driving assistance systems and autonomous driving may develop more slowly than expected or than it has in the past; evolving government regulation of the advanced driving assistance systems and autonomous driving markets; the risk that we are unable to commercially develop the technologies acquired or achieve the anticipated benefits and synergies of the transaction; the risk that we are unable to develop derivative works from the technologies acquired; our ability to attract new or maintain existing customer and supplier relationships at reasonable cost; the failure to protect and enforce our intellectual property rights; assertions or claims by third parties that we infringe their intellectual property rights; the risk of technological developments and innovations by others; the risk of potential losses related to any product liability claims and litigation; the risk that the parties are unable to retain and hire key personnel; unanticipated restructuring costs may be incurred or undisclosed liabilities assumed; and other risks detailed in Intel’s and Mobileye’s filings with the SEC, including those discussed in Intel’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K and Mobileye’s most recent Annual Report on Form 20-F and in any subsequent reports on Form 6-K, each of which is on file or furnished with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Intel are also available on Intel’s Investor Relations website at www.intc.com, and SEC filings for Mobileye are available in the Investor Relations section of Mobileye’s website at ir.mobileye.com. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Unless otherwise required by applicable law, Intel and Mobileye undertake no obligation and do not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries. Mobileye, EyeQ®, and the Mobileye logo are registered trademarks of the Mobileye group in the United States and in other countries.

*Other names and brands may be claimed as the property of others.

CONTACTS:	Cara Walker	Alexis Blais
	Intel Media Relations	Mobileye Media Relations
	503-696-0831	203-682-8270
	cara.walker@intel.com	mobileyepr@icrinc.com

	Mark Henninger	Dan Galves
	Intel Investor Relations	Mobileye Investor Relations
	408-653-9944	917-960-1525
	mark.h.henninger@intel.com	dan.galves@mobileye.com